Exhibit 99.1

News Release

For information contact:

Lisa Schultz

Chief Communications Officer

CNL Financial Group

(407) 650-1223

CNL HEALTHCARE TRUST INVESTS $21.5 MILLION IN A GEORGIA SENIOR

HOUSING DEVELOPMENT

—Investment strengthens the company’s growing senior housing portfolio —

(ORLANDO, Fla.) Dec. 20, 2012 — CNL Healthcare Trust, a real estate investment offering focused on senior housing and healthcare real estate, will invest $21.5 million in the development of Dogwood Forest of Acworth, a senior housing community planned for Acworth, Ga., about 30 miles northwest of Atlanta.

Solomon Senior Living Holdings, LLC will serve as the project’s developer. Trinity Lifestyles Management, Solomon’s affiliated management company, will manage the community under a long-term agreement with CNL Healthcare Trust, which will own the facility.

“Dogwood Forest of Acworth aligns with our strategy to build a diversified portfolio that includes targeted ground-up development of needs-based senior housing in markets with attractive supply and demand fundamentals,” said Stephen H. Mauldin, president and CEO of CNL Healthcare Trust. “We are excited to work with Solomon/Trinity, a proven developer and manager of high-quality senior housing communities with whom we have established a deep relationship.”

This is the second senior housing development project for CNL Healthcare Trust, which has also invested in a community now under construction in Lady Lake, Fla. Since February 2012, CNL Healthcare Trust has invested in 17 senior housing communities with a total value of more than $370 million.

Dogwood Forest of Acworth will be a three-story building totaling nearly 85,000 square feet. The 92-unit community will contain 46 assisted living units and 46 memory care units. Twenty-two of the 46 memory care units will be designated for residents in the earlier stages of Alzheimer’s disease, with the remaining 24 units serving residents requiring specialized memory care. The senior housing community will feature a bistro, barber/salon and media room, along with a dining room, common area living room and sitting areas located throughout the facility.

“We are very pleased to be working with CNL Healthcare Trust on this senior housing development,” said Alfred S. Holbrook III, chairman of Solomon. “We believe that, with CNL Healthcare Trust, we can create a community that will provide residents with the best possible care and service, while also creating an enjoyable living environment.”

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Financial advisors can contact the managing dealer of the CNL Healthcare Trust, CNL Securities, member FINRA/SIPC, at (866) 650-0650 (www.CNLSecurities.com).

About CNL Healthcare Trust

CNL Healthcare Trust, Inc. is an investment offering that will seek to acquire properties in the senior housing and healthcare sectors, although it may also acquire other income-producing properties. The company intends to qualify as a non-traded real estate investment trust. CNL Financial Group, LLC is the sponsor of CNL Healthcare Trust. For more information, visit www.CNLHealthcareTrust.com.

About CNL Financial Group

CNL Financial Group (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $26 billion in assets. CNL is headquartered in Orlando, Florida. For more information, visit www.cnl.com.

Caution Concerning Forward-Looking Statements

The information above contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the Company’s business and its performance, the economy, and other future conditions and forecasts of future events, and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors. Some factors that might cause such a difference include, but are not limited to, the following: risks associated with our investment strategy; a worsening economic environment in the U.S. or globally, including financial market fluctuations; risks associated with real estate markets, including declining real estate values; availability of proceeds from our offering of our shares; our failure to obtain, renew or extend necessary financing or to access the debt or equity markets; the use of debt to finance our business activities, including refinancing and interest rate risk and our failure to comply with debt covenants; our ability to identify and close on suitable investments; failure to successfully manage growth or integrate acquired properties and operations; risks related to development projects or acquired property value-add conversions, including construction delays and cost overruns; inability to obtain necessary permits and/or public opposition to these activities; our ability to make necessary improvements to properties on a timely or cost-efficient basis; competition for properties and/or tenants; defaults on or non-renewal of leases by tenants; failure to lease properties on favorable terms or at all; the impact of current and future environmental, zoning and other governmental regulations affecting our properties; the impact of changes in accounting rules; the impact of regulations requiring periodic valuation of the Company on a per share basis; inaccuracies of our accounting estimates; unknown liabilities of acquired properties or liabilities caused by property managers or operators; material adverse actions or omissions by any joint venture partners, if applicable; increases in operating costs and other expenses; uninsured losses or losses in excess of our insurance coverage; the impact of outstanding and/or potential litigation; risks

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associated with our tax structuring; failure to qualify and maintain our REIT qualification; and our ability to protect our intellectual property and the value of our brand. Given these uncertainties, we caution you not to place undue reliance on such statements. For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our documents filed from time to time with the U.S. Securities and Exchange Commission, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q, and our registration statement on Form S-11 and the sticker supplements and amendments thereto, copies of which may be obtained from our Web site at http://www.cnlhealthcaretrust.com.

We undertake no obligation to publicly release the results of any revisions to these forward looking-statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.